                                                                    Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:            AT ASHTON PARTNERS:
DENNIS LETHAM              CHRIS KETTMANN
CHIEF FINANCIAL OFFICER    INVESTOR AND MEDIA INQUIRIES
(224) 521-8601             (312) 553-6716


                           ANIXTER INTERNATIONAL INC
                    ANNOUNCES ADDITION TO BOARD OF DIRECTORS

GLENVIEW, IL, JANUARY 3, 2006 - Anixter International Inc. (NYSE: AXE), the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers ("OEMs"), announced that its Board of Directors has been expanded with the appointment of Linda Walker Bynoe as a director, effective as of January 1, 2006. The addition of Bynoe increases the number of directors to 11. Bynoe has also been named to serve on Anixter's Compensation and Nominating & Governance Committees.

Ms. Bynoe is currently President and Chief Executive Officer of Telemat Ltd., a project management and consulting firm based in Chicago. Ms. Bynoe also manages a private equity investment portfolio. Prior to joining Telemat in 1989, she held positions in the Capital Markets Division of Morgan Stanley (1978 - 1989) and in public accounting (1975 - 1978), where she obtained her license as a Certified Public Accountant.

Ms. Bynoe currently serves as a director of Dynegy Inc., a wholesale power generator; Simon Property Group, Inc., a real estate investment trust engaged in the ownership and management of retail real estate; Prudential Retail Mutual Funds, a diversified fund complex; and Fidelity Life Association, a mutual insurance company.

"We are delighted to have Linda join the Anixter board and look forward to working with her," said Robert Grubbs, President and Chief Executive Officer. "We expect that her extensive experience in providing transactional and strategic advisory services to diverse clients will help us capitalize on the opportunities and challenges that lie ahead."

ABOUT ANIXTER

Anixter International is the world's leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts ("C" Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs,
2) more than 325,000 products and over $650 million in inventory, 3) 200 warehouses with more than 5 million square feet of space, and 4) locations in 220 cities in 45 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

      ADDITIONAL INFORMATION ABOUT ANIXTER IS AVAILABLE ON THE INTERNET AT
                                 www.anixter.com